RESOLUTIONS OF
                       THE BOARD OF DIRECTORS
                        ST. JOE PAPER COMPANY

WHEREAS, pursuant to Article XI of the Articles of Incorporation of the corporation, the directors of the corporation, subject to the By-laws adopted by stockholders, if any, may amend the By-laws of the corporation.

WHEREAS, the board of directors believes it in the best interests of the corporation to clarify the rights to indemnification of officers and directors, as well as make advancement of legal expenses to such person mandatory, subject to conditions imposed by law,

NOW THEREFORE, BE IT RESOLVED,   that the By-laws of the corporation be, and
they hereby are, amended by deleting paragraph 9 of Article III thereof in its entirety and substituting the following new paragraph 9 of Article III:

           The corporation shall indemnify every person (and his executors, administrators or heirs) who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or who, while being such a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law, including Section 607.0850 of the Florida Business Corporation Act. Such indemnification shall include advances of expenses in advance of final disposition of such action, suit or proceeding, subject to compliance with the provisions of Section 607.0850(6) of the Florida Business Corporation Act requiring the director or officer to provide an undertaking to repay any advance as provided therein.

FURTHER RESOLVED, that the secretary of this corporation is hereby directed to insert a copy of such amendment to the By-laws in the minute book of this corporation.